Exhibit 99.1
Excerpt from Harris Corporation Corporate Governance Principles
XI. ELECTION OF DIRECTORS.
     Any nominee in an uncontested election who receives a greater number of “against” votes than “for” votes shall promptly tender his or her resignation following certification of the vote. A contested election shall be an election for which (i) the Secretary of the Corporation receives a notice in compliance with the applicable requirements for shareholder nominations for director set forth in the Corporation’s By-Laws and (ii) such proposed nomination has not been withdrawn by such shareholder on or prior to the tenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the shareholders. The Corporate Governance Committee shall consider the resignation offer and shall recommend to the Board the action to be taken. Any director whose resignation is under consideration shall not participate in the Corporate Governance Committee recommendation regarding whether to accept the resignation. The Board shall take action within 90 days following certification of the vote, unless such action would cause the Corporation to fail to comply with any requirement of the New York Stock Exchange or any rule or regulation promulgated under the Securities Exchange Act of 1934, in which event the Corporation shall take action as promptly as is practicable while continuing to meet such requirements. The Board will promptly disclose its decision and the reasons therefore, in a Form 8-K furnished to the Securities and Exchange Commission.